Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Everbridge, Inc.:

We consent to the use of our report dated March 12, 2018, with respect to the consolidated balance sheets of Everbridge, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated by reference herein.

/s/ KPMG LLP

Los Angeles, California

September 24, 2018